Exhibit 4.6
FOURTH ADDENDUM
CONTRACT FOR THE INVESTMENT AND OPERATION OF A LOGISTICS PARK AND/OR MODERN STORAGE DISTRIBUTION CENTER
This document constitutes, the Fourth Addendum to the Contract for the Investment and Operation of a Logistics Park and/or Modern Storage Distribution Center (hereinafter, the "Fourth Addendum") entered into by the following parties:
●LIMA AIRPORT PARTNERS S.R.L., with RUC No. 20501577252 and registered address at the Central Building of the Jorge Chávez International Airport, located at Av. Elmer Faucett S/N, Callao, registered under Electronic Entry No. 11250416 in the Registry of Legal Entities of Lima; duly represented by its General Manager, Mr. Juan José Salmón Balestra, identified with National Identity Document DNI No. XXXXXXXX, and by its Central Commercial Manager, Mr. Norbert Onkelbach, identified with identity Card CE No. XXXXXXXX, pursuant to powers recorded in the aforementioned entry; hereinafter referred to as "LAP"; and, on the other hand;
●PARQUE LOGÍSTICO CALLAO S.R.L., with RUC No. 20607116661 and registered address at Av. Pardo y Aliaga No. 699, Office 802, San Isidro, registered under Electronic Entry No. 14593180 in the Registry of Legal Entities of Lima; duly represented by its attorney-in-fact, Mr. Álvaro Alejandro Chinchayán Cornejo, identified with identity document DNI No. XXXXXXXX, pursuant to powers recorded in the aforementioned entry; hereinafter referred to as the "OPERATOR".
The Fourth Addendum, in which LAP and the OPERATOR shall be jointly referred to as the "Parties", and individually, either of them, as the "Party", is executed under the following terms and conditions:
FIRST: BACKGROUND.-
1.1     On January 7, 2021, the Parties entered into the Contract for the Investment and Operation of a Logistics Park and/or Modern Storage Distribution Center (hereinafter, the “Contract"), under which, in exchange for the Consideration, LAP grants the OPERATOR the Area of 211,201.00 m² (hereinafter, the "Area") for the development, in stages, of the project "Logistics Park and/or Modern Storage Distribution Center", assuming the Investment for this purpose.
1.2     On July 19, 2021, the Parties signed the First Addendum to the Contract, through which they agreed to modify the duration of the two periods comprising the COVID-19 PHASE, as included in sections a) and b) of Clause 8.1 of the Contract.
1.3     On November 2, 2021, the Parties signed the Second Addendum to the Contract, through which they agreed to: (i) Extend the First Period of the COVID-19 Phase from Month 1 to Month 12 of the Contract, including its scope, calculated from the Contract’s signing date; and thus, nullify the Second Period of the COVID-19 Phase; (ii) Update the Execution Schedule of the Contract, incorporating new activities to be carried out by the OPERATOR within the first twelve (12) months of the Contract; and (iii) Modify the terms of section 14.2 of Clause Fourteen of the Contract regarding the deadline for obtaining Financing.
1.4     On January 7, 2022, the Parties signed the Third Addendum to the Contract, through which they agreed to: (i) Specify the definition of the Area, identifying a new size and location, ensuring that it does not include the Affected Zone, among other relevant definitions; (ii) Modify the Technical and Economic Proposal, which includes the Execution Schedule, applicable economic conditions, the Project Development Stages—clarifying the elimination of Stage 4—among other relevant instruments, reflecting the new financial and economic reality of the Project in this scenario; (iii) Modify the terms of Section 14.2 of Clause Fourteen of the Contract regarding the deadline for obtaining Financing; and (iv) Amend certain Contract clauses and Annexes to reflect the agreement reached in relation to the aforementioned points.
SECOND: SPECIFICATIONS REGARDING THE AREA.-
2.1     According to the Contract, the Area is part of the "Concession Assets" that were granted to LAP by the Peruvian State, under the Concession Contract for the Construction, Improvement, Maintenance, and Operation of Jorge Chávez International Airport, dated February 14, 2001.
Under the Concession Contract, the Peruvian State granted the right to use and benefit from the Concession Assets for economic purposes to LAP who is responsible for the operation of Jorge Chávez International Airport (AIJCH), the implementation of Improvements, and the exercise of all necessary rights to fulfill LAP´s obligations.
Regarding the Improvements, the Concession Contract envisioned the commercial development of AIJCH, allowing the implementation of various commercial zones, including a logistics cargo center focused on storage, among others.
2.2     In this regard, under the Contract, the Parties stated that LAP is authorized to economically exploit the Area in order to provide aeronautical, complementary, and ancillary services, including the activities that the OPERATOR will carry out in the Area, as detailed in Annex II of the Contract.
2.3     In accordance with the above, the Parties declare their intention to clarify the terms of Annex II of the Contract, titled "List of Activities", to ensure that the activities that the OPERATOR may carry out in the Area are clearly defined. Similarly, through this instrument, the Parties supplement Annex IX of the Contract.
THIRD: PURPOSE.-
3.1     Through this instrument, the Parties agree to define Annex II of the Contract, which shall be drafted as follows:

“Annex II: List of Activities”
The OPERATOR shall develop and operate a Logistics Park and/or Modern Storage Distribution Center for storing goods belonging to Airport users and/or third parties within the Cabecera Norte area of Jorge Chávez International Airport, with the following approved business operations:
●Warehouses for goods belonging to Airport users and/or third parties.
●Offices for users or clients of the Logistics Park.
●Food and Beverage services for users or clients of the Logistics Park.
●Convenience stores for users or clients of the Logistics Park.
●Exhibition areas for client machinery within the Logistics Park, complying with the Obstacle Limitation Surface regulations.
The OPERATOR may only engage in the businesses agreed upon and approved by LAP, as specified in this Annex. In case of any discrepancy, LAP shall determine the scope of the activities described herein.
Throughout the entire duration of the Contract, the OPERATOR may propose new activities, which must be reviewed and approved in writing by LAP in advance.
To begin the storage of hazardous materials, the OPERATOR must submit a fire risk assessment based on the type of product stored and/or activities conducted within the Logistics Park, which must be approved by LAP. Notwithstanding the above, the OPERATOR may not store hazardous materials within sixty (60) meters of the perimeter fence adjacent to the Airport platform. Similarly, the OPERATOR shall not attract wildlife during construction and operation, nor generate dust or FOD (Foreign Object Damage) that could pose any risk to airport operations.

3.2     Through this instrument, the Parties agree to amend Annex IX of the Contract as follows:
CURRENT TEXT:

Design and Construction	“(...) ●The OPERATOR may not build, at any time during the term of the Contract, any type of access (pedestrian, vehicular, aerial, etc.) to the Airport platform. (...)"

REVISED TEXT:

Design and Construction
“(...)
●The OPERATOR may not build, at any time during the term of the Contract, any type of access (pedestrian, vehicular, aerial, etc.) to the Airport platform. Airport access points shall be defined by the Parties, in accordance with the needs of the storage business. (...)"

FOURTH: VALIDITY AND ENFORCEMENT OF THE REMAINING CONTRACTUAL CLAUSES.-
The Parties agree to maintain the validity of all other clauses of the Contract and its Annexes, as well as those of the First, Second, and Third Addendums, insofar as they are not inconsistent with the provisions of this document.
This Fourth Addendum is executed by the Parties as a sign of their agreement on February 7, 2023.

Signatures: LAP	OPERATOR
Mr. Juan José Salmón	Mr. Álvaro Chinchayán Cornejo
Mr. Norbert Onkelbach	Ms. Gabriela Barreto